EXHIBIT 11 TO FORM 10-Q

                BF ENTERPRISES, INC. AND SUBSIDIARIES

           COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

               (in thousands, except per share amounts)



                                  Three Months Ended      Nine Months Ended
                                      September 30,          September 30,
                                  -------------------     ------------------
                                   1996         1995      1996          1995
                                   ----         ----      ----          ----
Net Income                        $ 555         $ 80    $ 1,675         $ 432
                                  -----        -----      -----         -----
                                  -----        -----      -----         -----
Weighted average number of
  shares outstanding:
Common stock                      3,747        3,791      3,749         3,795
Common stock equivalents -
  stock options                     329          251        287           244
                                  -----        -----      -----         -----
                                  4,076        4,042      4,036         4,039
                                  -----        -----      -----         -----
                                  -----        -----      -----         -----
Net income per share -
 based on weighted average number
 of shares of common stock
 and common stock equivalents     $ .14        $ .02      $ .42         $ .11
                                  -----        -----      -----         -----
                                  -----        -----      -----         -----


(A) A computation of fully diluted per share amounts has been omitted since there was no significant dilution during the periods reported.


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